EXHIBIT 10.48
                                                                   -------------

                    POS CHECK THIRD PARTY SERVICER AGREEMENT



     This THIRD PARTY SERVICER AGREEMENT (this "Agreement") is entered into by and between Electronic Clearing House, Inc., a California corporation ("ECHO"or "Provider"), and VISA U.S.A. INC., a Delaware corporation ("Visa") as of December 12, 2000 (the "Effective Date").

                                    RECITALS

A. Visa has developed a service for its Member financial institutions and merchants to provide truncation services for paper checks at the point of sale, authorizing and converting them to electronic transfer items (hereinafter "POS Check Service").

B. Certain Member financial institutions that are acquirers participating in the POS Check Service ("Acquirer Participants") wish to utilize third-party processors to convert, clear, and settle paper checks drawn on non-participant drawee banks and to offer optional check verification and guarantee services.

C. Visa wishes to enter into an agreement with Provider to support Acquirer Participants designating Provider as their third party processor to perform the functions described above in connection with the POS Check Service.

     NOW THEREFORE, in consideration of their respective obligations in this Agreement and intending to be legally bound, Visa and Provider agree as follows:

                                    AGREEMENT

1.     Term of Agreement.  The term of this Agreement shall commence on the
       -----------------
Effective Date and shall continue for a period of eighteen (18) months following the Effective Date, unless earlier terminated as provided herein in Section 16 (the "Pilot Term). The parties agree that following the Pilot Term, the Agreement shall automatically renew for successive one (1) year periods unless terminated by either party upon written notice given at least sixty (60) days prior to the end of the Pilot Term or any renewal term, or as otherwise provided in Section 16 of this Agreement.

2.     Purchase of the Provider Services.  During the Term, Provider shall
       ---------------------------------
provide the services described in Exhibit A of the Agreement ("Services") to Visa and Visa shall have the right to resell the Services to Participating Acquirers and merchants under Visa's trademark, the Participating Acquirer's trademark, or under any other name, subject to Section 9 of this Agreement. Provider acknowledges and agrees that it shall be the sole choice of a Participating Acquirer whether to designate Provider to provide the Services, and that the Participating Acquirer and/or the merchant shall determine which of the Services to utilize. Provider acknowledges and agrees that Participating Acquirers shall have the right to utilize the Services only in cases where the drawee bank in connection with a POS Check Service transaction is not a participant in the POS Check Service. Notwithstanding any of the foregoing, Provider shall have the right to sell the Services directly to merchants if requested to do so by Visa and/or Participating Acquirers, provided that Provider shall do so as the agent of the Participating Acquirer or Visa, and under the pricing terms contained in Exhibit B.

3.     Service Standards and Requirements.
       ----------------------------------

     (a)     Back Office, Customer Service and Other Support.  Provider shall
             -----------------------------------------------
             provide  the  support  described  in Exhibit C to this Agreement.

     (b)     Service Level Standards.  In providing the Services, Provider shall
             -----------------------
             conform to the service level standards described in Exhibit D to this Agreement.

     (c)     Data Security Standards and Requirements.  Provider shall adopt,
             ----------------------------------------
             implement and maintain data security standards and processes that conform to the standards described in Exhibit E to this Agreement.

     (d)     Reporting.  Provider shall provide the reporting described in
             ---------
             Exhibit  F  to  this  Agreement.

     (e)     Other Service Requirements.  Provider shall develop, implement and
             --------------------------
             operate the Services to satisfy all of the other business requirements described in Exhibit A not specifically enumerated above.


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4.     Implementation and Testing of the Services.  The parties agree to work
       ------------------------------------------
together in good faith to implement the Services in accordance with the project schedule described in Exhibit _ to this Agreement. Provider shall be responsible for performing any required modifications to its systems, as well as any ongoing maintenance required, including updates. Provider shall test and permit Visa to certify that Provider's processing system used to provide the Services interfaces appropriately with the systems of Visa, Participating Acquirers and merchants. Each party shall designate a relationship manager who will be the primary point of communications between the parties in connection with the implementation and operation of the Services. This relationship manager may be changed by a party upon notice to the other party.

5.     POS Check Service Definition and Rules.  Visa shall have the exclusive
       --------------------------------------
right to define the scope and nature of the POS Check Service, and to adopt rules and regulations implementing and governing its operation. Visa agrees to solicit the input of Provider in connection with such matters, but shall have no liability for any failure to do so.

6.     Charges.
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     (a)     Charges.  The charges for the Services paid by Visa to Provider
             -------
shall be in accordance with the pricing set forth in Exhibit B attached hereto and incorporated herein by this reference. Visa may charge Participating Acquirers and/or merchants any price for the Services as Visa may determine in its sole discretion. Visa retains the right to audit Provider's computer system regarding the Services provided and billed to Visa. Provider shall provide a detailed monthly invoice of the prior month's charges to Visa not later than the fifth (5th) day of each month and Visa shall review the charges for correctness and pay charges deemed to be correct within thirty (30) days of receipt of the invoice. In the event of any discrepancy between Provider's records and Visa's records regarding the Services provided, Visa's records shall control. Visa shall also pay any tax paid or payable by Provider (other than taxes based upon Provider's net income), however designated, applicable sales and use taxes, levied or based upon the provision of the Services by Provider to Visa pursuant to this Agreement.

     (b)     Audit.  Upon the reasonable request of Visa, Provider shall make
             -----
its books, records and any such other information available to Visa and its authorized representatives at Provider's principal place of business during regular business hours so that Visa may audit Provider's determination of the amount of fees owed to Visa. Such audit shall be performed at Visa's sole cost and expense.

     (c)     Most Favored Customer Pricing Guaranty.  Provider agrees and
             --------------------------------------
undertakes that the pricing to Visa set forth in Exhibit B to this Agreement shall be at least as favorable as that provided to any third party, taking into account similarity of services and transaction volumes. Provider agrees promptly to notify Visa and to amend this Exhibit B as necessary during the term of this Agreement ensure that Visa is provided the benefit of this guaranty.

7.     Pilot Term Deployment.  The Provider acknowledges and agrees that the
       ---------------------
Services will be deployed during the Pilot Term on a limited basis, determined in Visa's sole discretion, in order to test market response and requirements, and to determine whether the Services should be modified or enhanced prior to full market deployment. Visa shall have the right to limit or restrict Provider's ability to provide certain of the Services to Participating Acquirers and/or merchants, and to limit the number of Participating Acquirers and/or merchants, at Visa's sole discretion, during the Pilot Term, and after the end of the Pilot Term.

8.     Sales and Marketing Support.  Visa intends to market the POS Check
       ---------------------------
Service and the Services to Visa Member financial institutions and perhaps directly to merchants, but shall have no obligation to Provider to do so, and no liability for failing to do so. Provider agrees to provide technical and program expertise in support of any marketing by Visa of the POS Check Service and the Services to Visa Member financial institutions and to merchants. This support may include participation in meetings with prospects if necessary. Visa shall reimburse Provider for Provider's direct out of pocket expenses incurred in providing any such support.

9.     Use of Names and Trademarks, Publicity, Marketing and Advertising
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Materials.
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     (a)     Neither party has the right to use the name or the trademarks of the other party except as specifically provided in this Agreement.


                                      F 21

     (b) Visa retains the right to prepare itself any marketing materials that will contain the Visa trademarks, and shall have final say over marketing and advertising concepts employed in connection with the POS Check Service. The parties may, but are not required to, jointly develop collateral describing the Services for use in marketing the Services to Visa Member financial institutions and/or merchants, collateral for use by Participating Acquirers with merchants, and a web page describing the Services. Each party shall have the right to review and approve any use of their respective trademarks.Any publicity or press releases describing the POS Check Service or mentioning the name or trademarks of the other party or the existence of this Agreement prepared by a party shall be approved by the other party

(b) before can be released. A party receiving a request for approval shall respond in a commercially reasonable time, and approval shall not unreasonably be withheld, except that no party has any obligation to approve the use of its trademark. Notwithstanding the foregoing, Provider shall have the right to disclose to the extent required by law, the signing of this Agreement in standard regulatory filings required of a publicly-traded company, provided that Visa shall be given the opportunity to review and comment on any such disclosure prior to issuance.

10.     Visa Confidential Information.
        -----------------------------

     (a)     Visa Confidential Information.  During the Term of this Agreement,
             -----------------------------
Provider may receive and have access to confidential and proprietary information of Visa or its Member financial institutions, including but not limited to, network and computer systems, programs, documentation, business plans, customer information, data changes and modifications to the Provider system required by Visa and such other information which is proprietary, confidential or which constitutes a trade secret of Visa or its Member financial institutions (collectively, "Visa Confidential Information"). Provider acknowledges and agrees that the Visa Confidential Information shall be and remain the exclusive proprietary property of Visa or the respective Member financial institution. Provider further acknowledges and agrees that Provider shall hold the Visa Confidential Information in the same level of confidence as its own confidential and proprietary information and not use or disclose any Visa Confidential Information to any third party, nor shall such information be disclosed to Provider employees, agents, consultants, contractors or subcontractors, except on a need to know basis to those directly involved with the provision of the Services under this Agreement.

     (b)     Exception.  Provider's obligations apply to all Visa Confidential
             ---------
Information, whether oral or written, in drawings or machine readable form, whether or not expressly marked "confidential" except: (i) to the extent Visa Confidential Information was lawfully in Provider's possession prior to its disclosure to Provider hereunder or it enters the public domain through no fault of Provider; (ii) upon reasonable prior notice to Visa and opportunity to seek protective provisions with respect thereto if the Visa Confidential Information is required to be disclosed in connection with any kind of adversarial proceeding; or (iii) if the Visa Confidential Information is legally required to be disclosed in connection with the resolution of any dispute that may arise in connection with this Agreement, provided that Provider shall cooperate with reasonable best efforts to protect the Visa Confidential Information from disclosure into the public record. Provider acknowledges that it may not use any of the Visa Confidential Information for its own account except in the furtherance of its activities under this Agreement.

     (c)     Disclosure of Agreement.   Provider further acknowledges and agrees
             -----------------------
that Provider shall not, during or following the termination of this Agreement, use, publish or disclose the existence or content of this Agreement without the prior express written consent of Visa, except as required under applicable law or regulation.

     (d)     Return of Documents and Information.   Provider further agrees
             -------------------------------------
that following the termination of this Agreement, that Provider shall promptly return within fifteen (15) days of the date of such termination, all Visa Confidential Information including but not limited to customer information, documentation and data, in written and electronic form, provided to Provider during the term of this Agreement, provided that Provider may retain copies or originals of such documents and data as Provider reasonably determines is required to retain for audit and/or regulatory purposes.

11.     Data Privacy and Data Usage.
        ---------------------------

        (a) Notwithstanding anything to the contrary in Section 10 or any other provision of this Agreement, the parties agree to comply with all privacy and data protection laws, rules and regulations which are or which may in the future be applicable to the Services. Provider warrants and represents that it will not use or disclose to another person any non-public personal information that it receives from Visa or any other person or entity in connection with providing Services, except as necessary to perform the Services in the ordinary course of business in accordance with the terms of this Agreement. For purposes of this section, the terms "non-public personal information" and "financial institution" shall have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L. 106-102)(15 U.S.C. Section 6809) and implementing Regulations thereof.


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
     (b) Without limiting Section 11(a), Provider agrees that all non-public information, including without limitation names, addresses, transactional data or other personally-identifying information, obtained by Provider from Visa, Participating Acquirers, other Visa Member financial institutions or merchants in connection with providing the Services shall, as between Provider, Visa, Participating Acquirers, other Visa Member financial institutions or merchants, be the sole and exclusive property of the party from whom Provider obtained it.

     (c) Reports and data produced by Provider in connection with providing the Services will be provided only to Visa, Participating Acquirers or merchants, depending on which of those entities is an intended recipient of the reports or data under this Agreement.

     (d) Notwithstanding Section 10, at the conclusion of this Agreement or upon conclusion of any relationship with a particular Participating Acquirer under this Agreement, and upon Visa's or the Participating Acquirer's written request, Provider will physically purge all non-public personal information obtained in connection with providing Services under this Agreement or to a particular Participating Acquirer that exists on all of Provider's computers, and will provide written certification to Visa or the particular Participating Acquirer of such purging within thirty (30 ) days of the request.

     (e) Notwithstanding anything to the contrary in this Section 11, Provider shall not be restricted in the use of any information or data obtained by it that is not subject to the terms of this Section 11 or Section 10.

12.     Title to Property, Know-How and Intellectual Property; Nondisclosure of
        -----------------------------------------------------------------------
Trade Secrets.   All systems, programs, operating instructions, documentation
-------------
and know-how created or licensed by Provider and which are part of the Provider's systems used to provide the Services shall be and remain the
exclusive proprietary property of Provider.   Visa hereby agrees to hold all
information that Visa may receive from Provider with respect to the Provider system (the "Provider Information") in the same level of confidence as it holds its own confidential information. The Provider Information constitutes trade secrets of Provider. Visa shall not disclose or provide the Provider Information to third parties nor shall such information be disclosed to Visa's or Participating Acquirers' employees, agents, consultants, contractors, subcontractors, or customers except on a need to know basis to those persons directly involved with the marketing or provision of the Services during the term of this Agreement. Visa's obligations apply to all Provider Information, whether oral or written, in drawings or machine readable form, whether or not expressly marked "confidential" except: (a) to the extent the Provider Information was lawfully in Visa's possession prior to its disclosure to Visa hereunder or it enters the public domain through no fault of Visa; (b) upon reasonable prior notice to Provider and opportunity to seek protective provisions with respect therein if the Provider Information is required to be disclosed in connection with any kind of adversarial proceeding; or (c) if the Provider Information is legally required to be disclosed in connection with the resolution of any dispute that may arise in connection with this Agreement provided that Visa shall cooperate with reasonable measures to protect the Provider Information from disclosure into the public record. Visa acknowledges that it may not use any of the Provider Information for its own account except in furtherance of its activities or its rights under this Agreement.

13.    Warranty and Limitation of Liability.
       ------------------------------------

     (a)     Warranty.   Provider shall maintain a back-up server to its primary
             --------
server to reduce the risk of delays as a result of equipment malfunction. Provider warrants and represents that it will employ due care and attention in the preparation and maintenance of its programs and in performing the Services and shall use reasonable best efforts to ensure that the Services are provided promptly, without delay and in accordance with the specifications set forth in applicable Exhibits to this Agreement.

     (b)     Limitation of Liability.  Visa and Provider acknowledge that data
             -----------------------
processing entails the risk of human and machine errors, omissions, delays and losses, including inadvertent loss or misstatement of data that may give rise to loss or damage. Accordingly, Visa and Provider agree that PROVIDER OR VISA SHALL NOT BE LIABLE FOR ANY ERRORS, OMISSIONS, DELAYS OR LOSSES, UNLESS CAUSED BY THE OTHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCLUDING INFRINGEMENT AND TRADE SECRET CLAIMS BROUGHT PURSUANT TO SECTION 14 AND DAMAGES CLAIMS BROUGHT PURSUANT TO BREACH OF THE VIRUS WARRANTY PROVISION OF SECTION 15(b), IN NO EVENT SHALL PROVIDER OR VISA BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, AND IN NO EVENT SHALL THE LIABILITY OF ONE PARTY TO THE OTHER PARTY PER OCCURRENCE FOR ANY CLAIMS, LOSSES OR DAMAGES ARISING UNDER THIS AGREEMENT IN CONNECTION WITH SERVICES PERFORMED HEREUNDER EXCEED AN AMOUNT EQUAL TO THE AGGREGATE FEES AND CHARGES PAID BY VISA TO PROVIDER. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the success or effectiveness of other remedies. Notwithstanding anything to


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
the contrary contained herein, Provider shall not be responsible for errors in data entry or other services, programs, hardware, data files, or output provided to, or maintained for, Visa, a Participating Acquirer or merchant resulting from errors in input data received by Provider from Visa, a Participating Acquirer or merchant.

14.     Indemnification.
        ---------------

     (a)     By Provider.  Provider shall defend or settle, at its own expense,
             -----------
any claim against Visa, a Participating Acquirer or merchant arising out of or in any way connected with an allegation that the Services or the Provider system used to provide the Services, or any licensed software or material provided pursuant to this Agreement, infringes any United States copyright, patent, trademark or trade secret. Provider shall also pay all costs and damages that may be assessed against Visa, a Participating Acquirer or merchant due to such infringement. Visa agrees to, and agrees to require a Participating Acquirer or merchant to, cooperate with Provider in the defense of any such claim.

     Subject to the Limitation of Liability in Section 13(b), and subject to Provider's right to defend or settle any claim against Visa, Provider shall indemnify, hold harmless and defend Visa from and against any and all losses, claims, actions, mediations, arbitrations, injuries, damages, liabilities, judgments, including reasonable attorneys' fees and costs which arise due to the gross negligence, or intentional wrongful acts or omissions of Provider with respect to this Agreement and/or the provision of the Services.

     (b)     By Visa.  Subject to the Limitation of Liability in Section 13 (b),
             -------
and subject to Visa's right to defend or settle any claim against Provider, Visa shall indemnify, hold harmless and defend Provider from and against any and all losses, claims, actions, mediations, arbitrations, injuries, damages, liabilities, judgments, including reasonable attorneys' fees and costs which arise due to the gross negligence, or intentional wrongful acts or omissions of Visa with respect to this Agreement and/or the provision of the Services.

15.     Software.
        --------

     (a)     License to Participating Acquirers.  Provider may grant licenses to
             ----------------------------------
Participating Acquirers and merchants to use Provider proprietary software in connection with the POS Check Service under terms that are at least as favorable as provided to any other customer of Provider, taking into account similarity of services and transaction volumes.

     (b)     Virus Warranty.   Provider warrants that as of the effective date
             --------------
of this Agreement, any or all software provided to Visa, Participating Acquirers or merchants or used by Provider in connection with the provision of the Services is and shall continue to be free of routine, program, "virus" or code which has been intentionally designed or created to: (i) allow unauthorized access to, or use of, the software and related systems by any agent or employee of Provider; or (ii) cause the software or other computer program or programs to malfunction. Subject to the limitations described in this Agreement, Provider agrees to remedy or replace any software that is in breach of this Section 15(b), provided that Visa submits to Provider clear and convincing evidence in support of its determination that such software as delivered contained a virus or code.

     (c)     Year 2000 Compliance.  Provider represents and warrants that the
             --------------------
Services and deliverables resulting from Services shall:

               (i) manage and manipulate all data involving dates, including single-century formulas and multi-century formulas, and will not cause an abnormally ending scenario within an application, or result in the generation of incorrect values involving such dates;

               (ii) include in all date-related user interface functionalities and data fields a correct indication of century;

               (iii) include a correct indication of century in all date-related functions; and

               (iv) comply with the following:

                    - none of the Services and deliverables resulting from Services shall provide invalid or incorrect messages or results when presented with or processing date-dependent data; and


                                      F 24

                    - each of the Services and deliverables resulting from Services shall accurately recognize, manage, accommodate and manipulate date-dependent data, including single and multi-century formulas and leap years.

At Visa's request, Provider shall provide evidence sufficient to demonstrate adequate testing of the Services and deliverables, which may include performing testing with Visa, to meet the foregoing requirements. However, this Section shall not apply to third-party software and hardware that Visa has previously approved, provided that Provider can demonstrate that the date problem lies with the third-party products, and not the Services.

     (d)     Visa Option to License Software
             -------------------------------

          (i) At the end of the Pilot Term or at any time thereafter, upon thirty (30) days written notice, Visa shall have the right to license the proprietary software used by Provider to provide the Services, enabling Visa to provide the Services itself. This license shall be non-exclusive, perpetual, and worldwide, and shall include access to source and object code, documentation, and all intellectual property rights specific to the version of the software developed by Provider to provide the Services to Visa necessary to enable Visa to use that software to provide the Services, and to modify, enhance, maintain, or sublicense that software. The form of license will be negotiated by the parties at the time of Visa's election to exercise the option, and will contain commercially-reasonable terms enabling Visa to use the software for Visa's intended use described above.

          (ii) The parties will negotiate in good faith at the time of Visa's election to obtain a license a reasonable license fee, and at Visa's option, a fee for maintenance services to be provided by Provider. In the event the parties are unable to agree on a fair license fee and/or maintenance fees for the software within fifteen (15) days after Visa's notice to Provider of exercise of its option hereunder, then a "Big 5" accounting firm or other mutually agreed upon party that is familiar with the valuation of software systems licenses, and which does not perform audits for either party, will calculate a fair market price for a license fee and/or maintenance fee, within fifteen (15) business days of its engagement. Visa shall have the option to obtain a license to the software and maintenance services under the amounts so determined within ninety (90) days after agreement between the parties on the amount, or receipt of written notice of the amount if determined by the accounting firm as described above.


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
16.     Termination.
        -----------

     (a)    Visa.  Visa may immediately terminate this Agreement by giving
            ----
Provider written notice of termination if: (i) Provider becomes insolvent or makes an assignment for the benefit of its creditors or any proceeding is commenced by or against Provider under any bankruptcy, liquidation or other debtor's protection law or statute, and such proceeding is not dismissed within sixty (60) days of its institution; (ii) within thirty (30) days of Visa giving Provider written notice of Provider's non-monetary breach of this Agreement including failure to meet Service Level Agreements (other than such breach as described in subsection (iv), below), such breach is not cured; (iii) within ten
(10) business days of Visa giving Provider written notice of Provider's monetary breach of this Agreement, the breach is not cured; (iv) if Provider violates any material governmental law, regulation or rule (including without limitation National Automated Clearing House Association ("NACHA") rules) applicable to Provider; (v) upon a change of control of Provider; or (vi) without cause upon sixty (60) days prior written notice to Provider.

     (b)     Provider.  Provider may terminate this Agreement as to Visa, any or
             --------
all Participating Acquirers or merchants, or all or any of any merchants' locations, by giving Visa written notice of termination if (i) Visa becomes insolvent or makes an assignment for the benefit of its creditors or any proceeding is commenced by or against Visa under any bankruptcy, liquidation or other debtor's protection law or statute, and such proceeding is not dismissed within sixty (60) days of its institution; (ii) within thirty (30) days of Provider giving Visa written notice of Visa's non-monetary breach of this Agreement (other than such breach as described in subsection (iv), below), the breach is not cured; (iii) within ten (10) business days of Provider giving Visa written notice of Visa's monetary breach of this Agreement, the breach is not cured; (iv) Visa violates any material governmental law, regulation or rule (including without limitation NACHA rules) applicable to Visa; or (v) upon a change in control of Visa.

     (c) In the event of termination of this Agreement for any reason, Sections 9, 10, 11, 12, 13, 14, 15(b), 15(c), 16(c), 17 and 18 shall survive termination. In the event of termination of this Agreement for breach by Provider, the provisions of Section 15(d) shall also survive termination.

17.     Alternative Dispute Resolution.  Except as otherwise provided in Section
        ------------------------------
17(b), any dispute between Visa and Provider during the Term of this Agreement, including billing disputes, shall be settled by the following procedures:

     (a)     Resolution By Negotiation.  Either Visa or Provider may send the
             -------------------------
other party written notice identifying the matter in dispute and invoking the procedures of this Section. Within fourteen (14) days after such written notice is given, one or more principals of Visa and Provider shall meet at a mutually agreeable location for the purpose of determining whether they can resolve the dispute themselves by written agreement. If necessary, the parties may escalate the dispute within the management structure of each company.

     (b)     Appointment of Arbitrator.  If such Parties fail to resolve the
             -------------------------
dispute by written agreement, such Parties shall resolve the dispute in a binding arbitration under the rules of the American Arbitration Association ("AAA"). Unless otherwise agreed by the Parties, such arbitration shall be determined by three arbitrators: one arbitrator selected by each Party and one arbitrator selected by the other two arbitrators. Nothing herein shall prevent a party from seeking appropriate temporary relief from a court to preserve the status quo pending completion of an arbitration pursuant to this Section 17(b).

18.     Miscellaneous Provisions.
        ------------------------

     (a)     Entire Agreement.  This Agreement, any exhibits or schedules
             ----------------
hereto, and the other documents delivered pursuant hereto constitute the final and entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, representations and agreements between the parties relating to the subject matter hereof. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto and their respective successors, permitted assigns, heirs, legatees, executors and administrators, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.


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
     (b)     Compliance with Laws and Regulations.  The parties hereto agree to
             ------------------------------------
comply with all applicable laws and regulations, including without limitation, such laws and regulations of federal, state and local governmental authorities and the NACHA, as applicable.

     (c)     Further Assurances.  Subject to the terms and conditions expressly
             ------------------
set forth herein, the parties hereto shall use their best efforts to do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments or documents as any other party may reasonably request in order to promote the intent and purpose of this Agreement and the consummation of the transactions contemplated hereby. No party shall voluntarily undertake any course of action inconsistent with the performance or satisfaction of the requirements applicable to it set forth in this Agreement, and each party shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein required to be performed by it.

     (d)     Authority to Execute.  The parties executing this Agreement hereby
             --------------------
warrant and represent that they are properly authorized to execute this Agreement and bind the parties on behalf of whom they execute this Agreement to all of the terms, covenants, and conditions of this Agreement as they relate to the respective parties hereto.

     (e)     Amendments.  No modification, amendment or waiver of any provision
             ----------
of this Agreement shall be effective unless approved in writing by both parties.

     (f)     Severability.  If one or more provisions of this Agreement are held
             ------------
to be invalid, illegal or unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms unless by such severance the parties mutually agree that respective rights of both parties are materially altered, in which case the party whose rights are so altered shall have the right (exercisable within thirty (30) days after the determination of unenforceability) to rescind this Agreement.

     (g)     General Construction.  The underlined headings contained in this
             --------------------
Agreement are for convenience of reference only and shall not be deemed to explain, modify or aid in the interpretation or construction of the provisions of this Agreement. Each party hereto, and counsel for each party hereto, has reviewed and revised this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement. As used in this Agreement, "includes" and "including" are not limiting; "or" is not exclusive.

     (h)     Delays or Omissions; Cumulative Rights.  No delay or omission to
             --------------------------------------
exercise any right, power or remedy accruing upon any breach, default or noncompliance under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence thereof or of any similar breach, default or non-compliance thereafter occurring.

     (i)     Failure or Delay in Performance.  No party shall be liable for
             -------------------------------
failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond the party's reasonable control, including without limitation, acts of any governmental body, war, insurrection, sabotage, embargo, fire, earthquake, flood, strike or other labor disturbance, interruption of or delay in transportation, or inability to obtain raw materials, supplies, or power used in or equipment needed for the performance of the Provider Services; provided, however, that lack of credit, funds or financing shall not be considered a matter beyond the reasonable control of the party. Each party shall (i) promptly notify the other in writing of any such delay or failure in performance, the expected duration thereof, and its anticipated effect on the party expected to perform, and (ii) use its best efforts to remedy such delay, except that no party shall be under any obligation to settle a labor dispute. In the event that the Provider Services are delayed pursuant to this provision of the Agreement, the parties agree that Visa shall not be obligated or charged for the Provider Services during any such period. Notwithstanding the above, the other party shall have the right to terminate this Agreement if the excused failure or delay continues for thirty (30) days from the date that performance was first delayed.


                                      F 27

(j)     Non-Assignment; Use of Subcontractors.  Neither party may assign this
        -------------------------------------
Agreement without the express prior written consent of the other party. Provider may outsource or subcontract for the performance of any of its obligations under this Agreement or the Services only with the prior written consent of Visa, which consent shall not unreasonably be withheld.

(k)     Status of the Parties.  Nothing herein shall be construed to create a
        ---------------------
partnership, joint venture, franchise, employer-employee relationship. No party shall have the authority to commit or bind the other party without such party's prior written consent.

(l)     Notices.  Except as expressly provided herein, all notices and other
        -------
communications required or permitted hereunder shall be given in writing and shall be delivered in person, by telecopier or by overnight courier, and shall be deemed to have been delivered upon mailing or sending the notice to the addresses set forth below:


If to Provider:                    Electronic Clearing House, Inc.
                                   28001 Dorothy Drive
                                   Agoura Hills, CA  91301
                                   Attn:  Donald E. Dick

If to VISA:                        Visa U.S.A. INC.
                                   P.O. BOX 8999
                                   San Francisco, CA  94128
                                   Attn:  Elizabeth L. Buse
                                   650-432-7451

     with a copy to:               General Counsel at Visa address above


Any party may change its address for notice by providing notice to all other parties as provided herein.

(n)     Pronouns.  All pronouns used in this Agreement shall be deemed to
        --------
include masculine, feminine and neuter forms, and the plural as well as singular forms, as the context requires.

(o)     Counterparts.  This Agreement may be executed in any number of
        ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

(p)     Governing Law and Jurisdiction.  Any and all of the parties' obligations
        ------------------------------
hereunder shall be governed in all respects by the laws of the United States of America and the State of California as it applies to contracts between California residents, which are made and to be performed in California. All parties hereby submit to the exclusive jurisdiction and venue of the Superior Court of the State of California for the City and County of San Francisco or the Federal District Court for the Northern District of California for the purposes of any legal action arising in connection with such obligations, the breach thereof or the transactions contemplated herein, and agree that service upon such party in any such action may be made by first class mail, certified or registered, to the address set forth above.

(q)     Attorneys' Fees.  If any action (whether legal or equitable and whether
        ---------------
litigation or arbitration or some other proceeding) obligations hereunder (including obligations to a third party beneficiary), the prevailing party (as shall be determined by the court or other adjudicator) shall be entitled to recover its reasonable attorneys' fees and costs of suit from the other party in addition to such other relief as may be granted.

(r)     Non-Exclusive Agreement.  This is a non-exclusive Agreement.
        -----------------------

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.
VISA U.S.A. INC., a Delaware corporation


Name:   Elizabeth Buse                         Name:   Donald E. Dick

Title:  Executive Vice President, Visa USA     Title:  President, RMRS Division
                                                       of ECHO


                                      F 28

Date:                                          Date:

Attachments:
Exhibit A:     Description of Services
Exhibit B:     Pricing Schedule
Exhibit C:     Back Office, Customer Service and Other Support
Exhibit D:     Service Level Standards
Exhibit E:     Security Standards
Exhibit F:     Reporting


                                      F 29

                                    EXHIBIT A

                             DESCRIPTION OF SERVICES

   (SEE ATTACHED BUSINESS REQUIREMENTS DOCUMENT WITH THE FOLLOWING TITLE PAGE)

                            National Payment System
                            Emerging Markets & Technologies
          VISA
    [Graphic Omitted]
                         August 2000







               POS CHECK SERVICE
               THIRD PARTY BUSINESS REQUIREMENTS


               VERSION 1.1

               Date: August 14, 2000



                                      F 30

                                    EXHIBIT B

                                PRICING SCHEDULE

ECHO pricing to Visa for the Services will conform to the following schedule of prices, subject to any changes to this schedule as provided for under Section 6.c, "Most Favored Customer Pricing Guaranty," of this Agreement. "Initial Presentation" refers to pricing for both authorized and declined transactions. Volume Tiers are expressed in forecast annual transaction volumes, and fees payable each month will be calculated by multiplying the prior-month's transactions by 12.


                                    EXHIBIT C

                 BACK OFFICE, CUSTOMER SERVICE AND OTHER SUPPORT

(Excerpt from "Visa PoS Check Service - Third Party Business Requirements, version 1.1)

          2.11 CUSTOMER  SERVICE  -  CONSUMER
               46. When declining a transaction submitted for authorization, Third Parties must send their company name, address, and toll-free telephone number (for the consumer to call with any questions about the reason for the decline) so that the information can be printed and given to the consumer at the point of sale.
               47. The Third Party's toll-free telephone number and consumer customer support operations must be operational on a 24 hours X 7 day basis.
               48. Third Parties are responsible for ensuring that customer service meets legal and POS Check service level requirements. (Third Parties may provide customer support themselves or may contract with another third party entity to provide it on their behalf.)
               49. Third Party customer support operations must provide consumers with all information required by the Fair Credit Reporting Act during the consumer's call; specifications may be found in the POS Check Service Technical Specifications.
               50. Third Parties must ensure their negative files are kept up-to-date, removing negative consumer data as soon as information is obtained that the consumer has paid the item in question and has returned to "good standing".

          2.12 CUSTOMER  SERVICE  -  MERCHANTS,  ACQUIRERS,  AND  VISA
               51. Third Parties must provide detailed transaction data and other customer service information to merchant POS and back office personnel, and to acquirers and Visa, within 24 hours of the time of a request. Live telephone support be provided 24 X 7 (reporting to Visa not for Pilot).
               52. Third Parties must be able to provide collection information (a physical report or electronic file) to the collections organization designated by the merchant and/or acquirer.
               53. Third Parties must be able to provide the date and time stamp for each transaction.
               54. Third Parties must store data so as to be able to recreate transactions and access them based on Visa Tran ID, and must meet all NACHA and Federal regulations governing storage and retrieval timelines.
               55. Third Parties must provide an online transaction research tool that operates on a 24 X 7 basis that can retrieve original transaction information based on Visa's Tran ID or the ABA and checking account numbers. The transaction research tool must, upon request, be made available to the merchant, acquirer, and to Visa (not for Pilot).

               56. The Third Party online research tool must provide security and access levels so that merchants can view only their own transactions, acquirers can view only theirs, and Visa can view all POS Check Service transactions processed by the Third Party (not for Pilot).
               57. Third Parties must provide a tool that enables online generation of resubmits. The tool must have security measures and offer the ability to control which parties - just the merchant, just the acquirer, etc. - may generate resubmits (not for Pilot).
               58. In the event of a service outage, Third Parties must notify Visa and Acquirers no later than the next business day, and must be able to report on all known ACH transactions that were affected by the outage.
               59. Third Parties must provide research services for administrative returns and be able to act with drawee banks to close open items.
               60. Third Parties must provide training as necessary on their own reporting tools and customer service procedures to Visa, participating Acquirers, and their merchants.

          2.13 CUSTOMER  SERVICE  -  TECHNICAL
               61. Third Parties must provide 24 X 7 operations support and escalation procedures so that key personnel may be reached by Visa as necessary.


                                    EXHIBIT D
                             SERVICE LEVEL STANDARDS

Services will be performed as detailed in this Exhibit AD to the Third party Servicer Agreement.

1. ECHO's verification system will be available 99.5% of the time. The schedule will be maintained by ECHO and will be made available to Visa on request. Any downtime will be logged by ECHO and the reason for downtime will be noted.

2. ECHO will make the daily ACH submission cutoff 99% of the time. The schedule will be maintained by ECHO and will be made available to Visa on request. Any failure to make the cutoff will be logged by ECHO and the reason for failure will be noted.

3. All first-line consumer support and second-line merchant support calls to ECHO will be staffed 24 hours per day, seven days per week. Staffing will be based on anticipated needs. Staffing levels will be evaluated and, if necessary, adjusted monthly. answered by a person, not by voicemail.

4. Merchant Set-up will be complete within three (3) business days of receipt of a substantially complete request.

REMEDIES

1. If, for any calendar month during the term of this agreement, ECHO fails to meet the performance levels of 99.5% system availability, ECHO will reduce transaction fees for such calendar month to 95% of the per-transaction fees then in effect. In any subsequent consecutive calendar month that ECHO fails to meet such service level, transaction fees will be reduced to 87% of the transaction fees then in effect for each such calendar month (without reference to previous reductions).

2. If, for any calendar month during the term of this agreement, ECHO fails to meet the ACH cutoff time 99% of the time, ECHO will reduce transaction fees for such calendar month to 95% of the transaction fees then in effect. In any subsequent consecutive calendar month that ECHO fails to meet such service level, transaction fees will be reduced to 87% of the transaction fees then in effect for each such calendar month (without reference to previous reductions).

3. If, for any administrative support call, ECHO fails to answer the call by a person, ECHO will not charge Visa with any related support fee.

4. If ECHO fails to implement any new merchant within three (3) business days, ECHO will reduce its merchant set-up fees by $4 per day for each additional day.


                            DATA SECURITY STANDARDS

(Excerpt from "Visa PoS Check Service - Third Party Business Requirements, version 1.1)


          2.17 SYSTEM  MAINTENANCE,  BACKUP,  AND  RECOVERY
               73. Third Parties must perform a SAS 70 Review and provide a copy of the Review to Visa on an annual basis (not for Pilot).
               74. Third Parties must provide a Disaster Recovery Plan to Visa and Acquirer customers that provides details on all backup and recovery measures and procedures. The Disaster Recovery Plan must meet minimum Visa requirements as specified in contractual terms with Visa.
               75. Third Parties must have a full "hot" backup for all systems, software, and data related to the POS Check Service at a separate site.
               76. Backup systems must have the same volume capacities as the primary system.
               77. Third Parties must perform systems maintenance without interrupting the POS Check Service.
          2.18 PUBLICITY  AND  DATA  SEGREGATION  AND  USAGE
               78. All data captured or retained by a Third Party on behalf of Visa's Check Service must be kept separate from data used for any other service or organization; except as in the following: Banks and Merchants shall be the sole and exclusive owners of all Transaction data generated in connection with using the Services. ECHO may include conventional negative file information for all of its ECHO-participating transactions in the NCIS database for use by all NCIS customers. ECHO may include conventional transaction Verification information from Visa customers in the NCIS positive database for use by all NCIS customers that is a standard function of ECHO's current Verification service
               79. All data captured or retained by a Third Party on behalf of Visa's POS Check Service must not be used for any purposes without agreement from Visa

                                    EXHIBIT F

                                    REPORTING

(Excerpt from "Visa PoS Check Service - Third Party Business Requirements, version 1.1)

2.7  REPORTING

37. Third Parties must provide detailed transaction reporting on a daily basis to Visa and to participating Acquirers and their merchants, in a standard electronic format as specified by Visa. Third Party reporting must enable full reconciliation of all new and previously outstanding items and the calculation of funding amounts (reporting to Visa not required for Pilot).

38. Third Parties must meet Visa's cutoff times for providing reporting files, and Visa must be able to receive and retransmit the reporting data to VisaNet endpoints (not for Pilot).

39. Third Party daily transaction reconciliation reporting for Visa, participating Acquirers, and their merchants, must include detailed and summary data on the following (reporting to Visa not required for Pilot):
               a.   Authorizations  and  declines
               b.   Resubmits
               c.   ACH  exception  items
               d. ACH file items (totals and transaction detail for all new transactions and resubmissions that made it into the day's batches)
               e. All items that did not make the day's ACH files (due to missed cutoffs, dollar value limitations, etc.)
               f.   Returns
               g.   Draft  paper  items  for  original  POS  conversion  items
               h.   Collection  items
               i.   Settlement  balances  (broken  out  by  debits  vs. credits)
               j.   Fees  for  NSFs,  etc.
35. Third Party reporting must provide data that enables reconciliation to the terminal/lane level.
36. Third Parties must provide performance reporting that measures the attainment of service level standards as specified in contracts with Visa and individual acquirers. Performance reporting areas include:
               a.   System  availability;
               b.   Average  authorization  response  times;
               c.   Authorization  approval  and  decline  rates;
               d. Rates and volumes of exception items including administrative returns, resubmits, chargebacks, POS reversals, etc.
40. Third Parties that contract with additional third party entities to provide portions of the POS Check service are responsible for ensuring that Visa has access to all required reporting from these additional entities. Third Parties are responsible for providing consolidated reporting of their data; Visa shall not be responsible for combining data from multiple sources on behalf of Third Parties.
41. Third Parties must report all fraudulent items and activity per Visa's specifications (not for Pilot).